Exhibit 3.1
OCZ TECHNOLOGY GROUP, INC.
CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
OF THE SERIES A PREFERRED STOCK
(Pursuant to Section 151 of the General Corporation Law of the State of Delaware)
The undersigned officer of OCZ TECHNOLOGY GROUP, INC. (the “Corporation”), organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”), in accordance with the provisions of Section 103 thereof, DOES HEREBY CERTIFY:
That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the said Corporation, as amended, the said Board of Directors on November 4, 2009, adopted the following resolution creating a series of two million (2,000,000) shares of Preferred Stock designated as Series A Preferred Stock.
RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Certificate of Incorporation the Series A Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:
1. Conversion. The holders of the Preferred Stock shall have conversion rights as follows:
(a) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock at 5:00 p.m. New York time, on the sixtieth (60th) trading day following the commencement of trading of shares of the Company’s Common Stock on a public stock exchange, including without limitation, the Over-the-Counter Bulletin Board (“OTCBB”) and the NASDAQ Stock Market (the “Mandatory Conversion”). The number of shares of the Company’s Common Stock issuable upon Mandatory Conversion shall be determined by dividing the Numerator Price (as defined below) and the Denominator Price (as defined below). The Numerator Price shall initially be set at $5.00. The Denominator Price shall be determined as follows: If the sixty (60) day per share average closing price of the Company’s Common Stock on such public stock exchange (the “60 Day Average”) is:
(i) $5.00 or greater, the Denominator Price shall be $5.00;
(ii) $3.00 or lower, the Denominator Price shall be $3.00; and
(iii) if between $3.00 and $5.00 per share, then the Denominator Price shall be the 60 Day Average.
(b) Mechanics of Conversion. Upon the occurrence of the event specified in Section 1(a) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates.

(c) Adjustments to Conversion Price.
(i) Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock after the date hereof, the Numerator Price and the Denominator Price in effect immediately prior to such subdivision, combination or consolidation shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted.
(ii) Recapitalizations and Reorganizations. In the case of any capital recapitalization or reorganization (other than a subdivision, combination or other recapitalization provided for Section 1(c)), or the fixing of any record date for determination of holders of Common Stock affected by such recapitalization or reorganization, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, the type and number of shares of stock or other securities or property of the Corporation or otherwise that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such shares of stock or other securities or property receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 1 with respect to the rights of the holders of the Preferred Stock.
(d) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Numerator Price and Denominator Price pursuant to this Section 1, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a share of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of a Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Numerator Price and Denominator Price at the time in effect for the series of Preferred Stock held by such holder and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.
(e) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors. The number of whole shares issuable to each holder of a series of Preferred Stock upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of such series being converted into Common Stock by such holder at that time.

(f) No Impairment. Without obtaining such consent of the holders of Preferred Stock as may be required hereunder, the Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 1 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Preferred Stock against impairment.
(g) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.
2. Voting Rights. Each holder of Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote.
3. Dividends and Other Rights, Preferences and Privileges. Each holder of Preferred Stock shall be entitled to any dividend or distribution declared by the Company’s Board of Directors as payable to the Common Stock. Each holder of Preferred Stock shall be accorded the same rights, preferences and privileges afforded a holder of Common Stock, unless otherwise superseded by the provisions of this Certificate of Designation.
4. Protective Provisions. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of a majority of the voting power represented by the then outstanding shares of Series A Preferred Stock, voting together as a class:
(a) modify the rights, preferences, privileges or restrictions of the Preferred Stock so as to adversely affect the Series A Preferred Stock; or
(b) amend the Certificate of Incorporation or Bylaws of the Corporation in a manner that adversely affects the Series A Preferred Stock.
5. Status of Converted or Redeemed Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 1 hereof, or otherwise acquired by the Corporation, the shares so converted or acquired shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.
6. Residual Rights. All rights accruing to the outstanding shares of the Corporation not expressly provided for to the contrary herein shall be vested in the Common Stock.
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IN WITNESS WHEREOF, I have executed and subscribed this Certificate and do affirm the foregoing as true under the penalties of perjury this 4th day of November, 2009.

OCZ TECHNOLOGY GROUP, INC.
/s/ Ryan M. Petersen
Ryan M. Petersen
President and CEO

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